EXHIBIT 99.1
September 8, 2008
Dear Shareholder:
For a number of years Isabella Bank Corporation (ISBA) has facilitated the buying and selling of its common stock in a private market. ISBA facilitated the market by maintaining a list of individuals interested in purchasing shares and informing those interested buyers when shares became available for sale (as well as the potential seller’s asking price). Shareholders have historically found this system adequate because there have been few sellers and a steady stream of interested buyers. Over the past few years ISBA has experienced a substantial increase in the number of its shares traded. Through July 2008 almost 300,000 shares have been sold through the Corporation transfer service. The volume of shares handled in 2007 was 134,000 and 91,800 in 2006.
During the past several years the Corporation has also experienced a significant increase in the number of shares being traded by brokers over the counter through the Pink Sheets system. The Pink Sheets system refers to the electronic quotation system where stocks that are not listed on a stock exchange, such as the NASDAQ or the New York Stock Exchange, are traded. All licensed stock brokers have the ability to process trades of ISBA shares through the Pink Sheets system. In 2006 15,000 ISBA shares were traded over the counter, 58,600 in 2007, and so far in 2008 119,200.
The Board of Directors recognizes that two separate markets have developed and that many shareholders may not be aware that the over the counter market exists. In order to improve the transparency of the Corporation’s stock sales volume and prices we are making a subtle change in the way stock trades are settled. All future stock transactions will be settled through Isabella Bank’s brokerage service Raymond James Financial Services (RJFS).
The Corporation will continue to maintain a list of interested buyers and assist sellers. Additionally Isabella Bank Corporation will continue to act as transfer agent and will continue to provide transfer services directly for all its shareholders. A list of those services and phone numbers can be found on page two of this letter.
(Continued)

Utilizing RJFS to settle our trades will result in all sales and prices being more readily available to the public through the over the counter Pink Sheets system. In addition to the current market prices, the system provides access to historical transactions and our Securities and Exchange Commission filings. To view the information provided by the Pink Sheets system I suggest you go to a search engine such as Yahoo and perform a search for ISBA.PK (our new trading symbol). An example of the information available on the Pink Sheets is attached.
Shareholders who wish to continue utilizing our services for either sales or purchases will need to establish an account with RJFS. Deb Campbell, Assistant Vice President Shareholder Relations and her staff will assist buyers and sellers in completing the new account form. Of course shareholders may also use any licensed broker to offer their shares for sale or to make an offer to purchase shares through the over the counter Pink Sheets system.
If you have any questions please feel free to contact Deb Campbell directly at (989) 779-6237 or me at (989) 779-6234.

Dennis P. Angner
President and CEO
List of Transfer Services to be performed by Isabella Bank Corporation free of charge:
1.	The issuing of certificates currently held in book form or street name.

2.	Transferring of ownership of certificates resulting from gifts or private sales.

3.	Issuance of new certificates as a result of a name change or the establishment of a trust account.

4.	Replacement of lost stock certificates.
Contact List:
Deb Campbell, 989-779-6237 Shareholder Relations
Jeanne Schafer, 989-779-6238 Shareholder Relations
Paul Siers, 989-779-6315 Raymond James Broker
Jane Kiel, 989-289-1129 Raymond James Broker
Dave Moscardelli, 989-779-6317 Raymond James Broker

ISABELLA BANK CP (Other OTC: ISBA.PK)

Last Trade:	33.00
Trade Time:	Aug11
Change:	0.00 (0.00%)
Prev Close:	33.00
Open:	N/A
Bid:	N/A
Ask:	N/A
1y Target Est:	N/A
Day’s Range:	N/A - N/A
52wk Range:	32.27-43.25
Volume:	0
Avg Vol (3m):	164.615
Market Cap:	246.58M
P/E (ttm):	30.70
EPS (ttm):	1.08
Div & Yield:	N/A (N/A	)
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